SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A-1

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 12, 2015 (November 4, 2015)
Amending Form 8-K filed with the SEC on November 10, 2015

HDS INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-53949	26-3988293
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

9272 Olive Boulevard
St. Louis, MO  63132
(Address of principal executive offices)

(401) 400-0028
(Registrant's Telephone Number)

10 Dorrance St., Suite #700, Providence, RI  02003
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                          ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On November 4, 2015, we entered into an HDSI/CMGO Strategic Transaction Agreement (the "ST Agreement") with CMG Holdings, Inc., a Nevada corporation ("CMG"), and SirenGPS, Inc. our controlling shareholder ("Siren") wherein we agreed to execute an Asset Purchase Agreement described more fully below.  Further it was agreed that we would (i) make arrangements to satisfy the first six items in Exhibit B (the Use of Proceeds); (ii) commit best efforts to resolve the payment obligation in the seventh item in Exhibit B; (iii) remit payment in full on the obligations represented in the tenth item of Exhibit B within 10 days of closing (closing was scheduled for November 4, 2015); and, (iv) remit payment in full on the obligations represented by items 8 and 9 of Exhibit B.  At closing we will appoint one or more additional directors to our board of directors who in turn will appoint new officers.  Immediately thereafter our current sole officer and director, Paul Rauner, will resign said positions.  Further, we, Paul Rauner, and Siren GPS Corporation will rescind the Intellectual Property License Agreement entered into on March 5, 2015, and the Asset Purchase Agreement entered into June 2, 2015 and return the consideration received by each party thereto.

On November 4, 2015, in connection with the foregoing ST Agreement, we entered into an Asset Purchase Agreement (the "Agreement") with CMG Holdings, Inc., a Nevada corporation ("CMG"), and SirenGPS, Inc. our controlling shareholder ("Siren") wherein we agreed to purchase certain assets of CMG in consideration of issuing CMG 85,600,000 shares of our Series B Preferred Stock and Siren agreed to transfer 14,600,000 shares of our Series B Preferred Stock owned by Siren to CMG thereby transferring control of HDS International Corp. to CMG.  In addition, CMG is obligated to obtain a commitment for $300,000.  This commitment may be waived by CMG in its sole discretion.  Closing of this transaction will take place by November 16, 2015 with the issuance and transfer of the shares aforesaid and CMG transferring the assets to us.

ITEM 7.01                          REGULATION FD DISCLOSURE.

We announced that on November 9, 2015, that we (HDSI) had entered into a definitive agreement to acquire Good Gaming from CMG Holdings Group, Inc. (CMGO). CMGO and HDSI have signed an agreement to remove the SirenGPS business from HDSI and to acquire Good Gaming, a majority-owned CMGO subsidiary, into HDSI. The transaction is designed to allow Good Gaming to achieve its potential as a standalone, pure-play cash tournament gaming platform, targeting the over 200 million eSports players and participants worldwide.  A new management team and Board for HDSI will be put in place during a short transition period. Paul Rauner, current CEO and Director of HDSI, will resign his position to complete that transition, with SirenGPS and its employees retaining a small equity ownership in the public entity. As a second step, after this transition period, HDSI will complete an asset purchase of the Good Gaming platform, intellectual property, software code, and other assets. Additionally, CMGO intends to cancel the reverse split recently petitioned by HDSI, and will apply for a new name and ticker change following the completion of the asset purchase later this month.   Departing Chief Executive Officer Paul Rauner explained the transaction saying: We took control of HDSI based on representations from certain finance facilities; commitments to provide the funding our business required to achieve the sort of growth that would support the public company structure. While we were able to achieve significant milestones over the past six months, you simply cannot effectively bring a new business to market without adequate financing. Despite a commitment from our primary funding partner for $600,000 to be invested over a period of six months, we received only $75,000, and a significant portion of that money was paid directly to the vendors that maintain the public vehicle. After deducting payments to maintain HDSI's public company filing obligations and the costs of the change in control, this left approximately $12,500 for operations. Meanwhile our funding partner profited by selling almost 500 million shares through the conversion of aged debt issued by the Company prior to our time with HDSI. Aware of our obligation to HDSIs shareholders, we actively explored every avenue available to create shareholder value including litigation. We are excited that we were able to negotiate a deal with CMGO for Good Gaming. Of the options we considered, Good Gaming represents the greatest potential for HDSI shareholders: a favorable transaction in a really attractive market sector. We are impressed with Good Gamings management team and their prospects and believe that this transaction will mean good things for HDSI and its shareholders.

ITEM 9.01                          FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit No.	Description of Exhibit

10.1 10.2 99.1	Asset Purchase Agreement HDSI/CMGO Strategic Transaction Agreement Press Release

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HDS International Corp.

Date:	November 12, 2015	By:	PAUL RAUNER
		Name:	Paul Rauner
		Title:	President